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                                                                   Exhibit 10.38


                            METACREATIONS CORPORATION
                             6303 Carpinteria Avenue
                              Carpinteria, CA 93013

                                February 20, 1998


Mr. Gary L. Lauer
27866 Via Corita
Los Altos Hills, CA  94022

      RE:   METACREATIONS CORPORATION

Dear Gary:

      We are pleased to offer you a position with MetaCreations Corporation (the "Company") as its President and Chief Executive Officer commencing on February 23, 1998. We will also propose that you be elected a director of the Company as soon as possible. You will receive an annualized salary of $350,000, which will be paid semi-monthly (or bi-weekly) in accordance with the Company's normal payroll procedures. In addition, you will be eligible to receive a targeted annual bonus in the amount of $150,000, or $125,000 for the ten months ended on December 31, 1998, upon attainment of certain performance objectives as set forth in the Company's Executive Bonus Plan. For the year ending December 31, 1998, 80% of your bonus will be based on the financial performance of the Company and 20% of your bonus will be based on your personal performance. The amount and structure of future bonuses will be determined by the Company's Compensation Committee. As a Company employee, you are eligible to receive standard employee benefits. The Company also agrees to provide you with term life insurance for your life in the amount of $1 million for any designated beneficiary(ies), assuming you meet the criteria established by the insurance company.

      We will recommend to the Board of Directors of the Company that at the next meeting of the Board you be granted a stock option entitling you to purchase up to 800,000 shares of the Company's Common Stock at a price equal to the fair market value of the Company's Common Stock as of the date you commence employment with the Company. Such option shall be subject

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Mr. Gary L. Lauer
February 20, 1998
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to the terms and conditions equivalent to the Company's Stock Option Plan and
Stock Option Agreement, including vesting requirements (which currently provide for 30% of the option to vest at the conclusion of one year and 1/36 of the remaining option to vest monthly thereafter).

      In addition, we will recommend to the Board of Directors that at the next meeting of the Board you be granted a stock option entitling you to purchase 200,000 additional shares of the Company's Common Stock at a price equal to the fair market value of the Company's Common Stock as of the date you commence employment with the Company. The option shall vest at the conclusion of your fourth full year of employment. The option shall also be subject to the terms and conditions equivalent to the Company's Stock Option Plan and Stock Option Agreement, including vesting requirements, except for the accelerated vesting provisions set forth below. We will recommend that the Board accelerate vesting of the stock option to purchase the first 100,000 of the 200,000 shares upon the achievement of performance goals that will be identified and agreed upon in writing within the first 60 days of your employment (these goals may include the preparation of a strategic plan that is accepted by the Board of Directors by December 31, 1998). We will also recommend that the Board accelerate the vesting of the stock option to purchase the remaining 100,000 of the 200,000 shares upon the achievement of performance goals that will be identified and agreed upon in writing within the first year of your employment.

      With respect to your move from Los Altos Hills to the Santa Barbara area, we are offering you the following:

      (a) an allowance of $4,000 per month up to nine (9) months for temporary housing for you in the Santa Barbara area;

      (b) up to $100,000 to cover documented tax liability in connection with the sale of your Los Altos Hills home;

      (c) a secured loan of up to $500,000 to be provided only within the first year of your employment to assist you with the purchase of a home in the Santa Barbara area. Although the


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Mr. Gary L. Lauer
February 20, 1998
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precise terms of the loan and repayment obligations will be presented to you in writing, the loan with be due four years from the date you commence employment with the Company, at regular rates (zero interest if the Company is provided with a second mortgage);

      (d) reimbursement of out of pocket expenses, with no tax gross-up, covering the costs of moving household goods from your home in Los Altos Hills to the Santa Barbara area, including selling and closing costs in connection with the sale of your current residence and the purchase of your new residence;

      (e) reasonable temporary living expenses for items such as airfare, hotel rooms and meals for up to sixty (60) non-consecutive days; and

      (f)   payment of $25,000 to cover miscellaneous expenses.

      In addition, we are offering you during your employment at the Company a car allowance up to $1,000 per month for you to lease an appropriate Company vehicle, payment of initiation fees of up to $100,000 and base-level monthly dues for a membership in a local country club, and up to $15,000 for financial planning advice and other professional services per annum. Any initiation fees paid to a local country club that are refunded to you within a period of four
(4) years will be returned to the Company.

      You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. You will be allowed to serve as a trustee or member of the Board of Directors of other companies or charitable organizations, provided that such position is approved by the Company's Board of Directors, with such approval not to be unreasonably withheld.


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Mr. Gary L. Lauer
February 20, 1998
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      As a Company employee, you will be expected to abide by Company rules and regulations. You will be specifically required to sign an acknowledgment that you have read and understand the Company rules of conduct which will be included in a handbook which the Company will soon complete and distribute. You will be expected to sign and comply with an Employee Invention, Copyright and Secrecy Agreement (the "Invention Agreement") which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. To the extent that the preceding paragraph of this agreement may conflict with paragraph 1 of the Invention Agreement, this agreement shall govern.

      You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. If your employment terminates for any reason, you shall not be entitled to any payments, benefits, damages, awards, stock or compensation other than as provided by this offer letter, and as may otherwise may be available in accordance with the Company's established employee plans and policies at the time of termination.

      Nothing in this letter alters the at will nature of your employment. In the event of termination, the Company would like to provide you with one of the severance benefit packages set forth below for enhanced financial security and incentive and encouragement for you to remain with the Company.

      If the Company terminates you without "cause" (as defined below), or the Company materially changes the principal duties typically associated with being President and CEO of a public Company, then you will be entitled to receive the following: (i) severance payments equal


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Mr. Gary L. Lauer
February 20, 1998
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to twelve (12) months of your base compensation then in effect (excluding bonus), payable in accordance with the Company's normal payroll practices plus all standard employee benefits for a period of twelve (12) months; and (ii) accelerated vesting of 50% of any then unvested portion of any stock options held by you under the Company's stock option plans and the right to exercise such additional vested portion of such stock options, in accordance with the terms of the applicable plans.

      If you are terminated for "cause" (as defined below), then you shall not be entitled to receive severance or other benefits. The term "cause" is defined as the Company's good faith belief that you have engaged in or committed any one of the following: (i) dishonesty; (ii) conviction of a felony; (iii) fraud; (iv) misappropriation of funds of the Company or theft; (v) breach of any provision of this letter; (vi) material violation of any of the Company's documented policies as established from time to time; or (vii) any other serious misconduct.

      If you voluntarily terminate your employment, you will not be entitled to receive severance benefits, except for those, if any, as may then be established under the Company's severance and benefits plans and policies, if any, existing at the time of such termination.

      If, within one year after your employment begins and after a "Change of Control" (as defined below), your employment is terminated without cause, your principal duties or authority materially change, or if you resign because of such "Change of Control," you shall be entitled to accelerated vesting of 50% of any then unvested portion of any stock options held by you under the Company's stock option plans and the right to exercise such additional vested portion of such stock options, in accordance with the terms of the applicable plans. In addition, you will be entitled to receive severance payments equal to twelve
(12) months of your base compensation then in effect (excluding bonus), payable in accordance with the Company's normal payroll practices plus all standard employee benefits for a period of twelve (12) months.


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Mr. Gary L. Lauer
February 20, 1998
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      If, between your first and the beginning of your fourth years after your employment begins and after a "Change of Control" (as defined below), your employment is terminated without cause, your principal duties or authority materially change, or if you resign because of such "Change of Control," you shall be entitled to accelerated vesting of 100% of any stock options held by you under the Company's stock option plans and the right to exercise such additional vested portion of such stock options, in accordance with the terms of the applicable plans. In addition, you will be entitled to receive severance payments equal to twelve (12) months of your base compensation then in effect (excluding bonus), payable in accordance with the Company's normal payroll practices plus all standard employee benefits for a period of twelve (12) months.

      Benefits received pursuant to termination after a "Change of Control" cannot be combined with any other severance benefits in this letter. "Change of Control" shall mean the occurrence of any of the following events:

      (a) The acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of the "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the total voting power represented by the Company's then outstanding voting securities; or

      (b) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or
(B) are elected, or nominated for election, to the Board of

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Mr. Gary L. Lauer
February 20, 1998
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Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

      (c) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least forty percent (40%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the stockholders of the Company of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

      In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes, including but not limited to, claims of harassment, discrimination and wrongful termination, shall be submitted to confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services/Endispute, Inc. ("JAMS") under the then-applicable JAMS rules of procedure.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company and the Company's stock option documents, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written, oral or

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Mr. Gary L. Lauer
February 20, 1998
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implied. The terms of this letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at MetaCreations Corporation.

                                       Sincerely,
                                       METACREATIONS CORPORATION

                                       /s/HOWARD MORGAN
                                       -----------------------------------------
                                       Howard Morgan
                                       Chairman of the Board


ACCEPTED AND AGREED TO this
20th day of February, 1998


/s/GARY L. LAUER
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Gary L. Lauer

Enclosures

Duplicate Original Letter
Employee Invention, Copyright and Secrecy Agreement
Indemnification Agreement